UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  September 9, 2017

Commission File Number	Exact name of registrants as specified in their charters, address of principal executive offices and registrants' telephone number	IRS Employer Identification Number
1-8841	NEXTERA ENERGY, INC.	59-2449419
2-27612	FLORIDA POWER & LIGHT COMPANY	59-0247775
700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000

State or other jurisdiction of incorporation or organization:  Florida

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrants are an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrants have elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SECTION 8 - OTHER EVENTS

Item 8.01  Other Events

On September 9 through September 11, 2017, Hurricane Irma passed through, and caused damage to, much of Florida Power & Light Company’s (FPL) service territory, resulting in approximately 4.4 million of FPL's 5 million customers losing electrical service. Damage to FPL's property was primarily to its distribution facilities. As of mid-day September 15, 2017, electrical service has been restored to approximately 3.4 million customers. FPL estimates it will restore power to essentially all customers in its service territory along Florida's east coast by the end of the day on September 17, 2017, and by the end of the day on September 22, 2017 to essentially all customers in its service territory along Florida's west coast, with the possible exception of areas impacted by tornadoes, severe flooding and other areas of severe damage. FPL has not yet determined the costs of repairing the damage to its facilities and restoring service to affected customers. Pursuant to FPL's 2016 rate agreement, FPL is authorized, subject to Florida Public Service Commission approval, to recover from customers prudently incurred storm restoration costs in excess of its storm and property insurance reserve (storm reserve) amount, as well as the amount required to replenish the storm reserve to approximately $112 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

Date:  September 15, 2017

NEXTERA ENERGY, INC.
(Registrant)

TERRELL KIRK CREWS, II
Terrell Kirk Crews, II Vice President, Controller and Chief Accounting Officer of NextEra Energy, Inc.

FLORIDA POWER & LIGHT COMPANY
(Registrant)

KIMBERLY OUSDAHL
Kimberly Ousdahl Vice President and Chief Accounting Officer of Florida Power & Light Company

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